Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements Nos. 33-42214, 33-98160, 333-80857 and 333-80843 on Form S-8 of AXCESS Inc. of our report dated March 6, 2003, with respect to the consolidated financial statements of AXCESS Inc. as December 31, 2002 and for the year then ended included in its Annual Report (Form 10-KSB) for the year ended December 31, 2002.

/s/ Hein + Associates LLP
April 15, 2003
Dallas, Texas